FOR IMMEDIATE RELEASE                                     DAVID P. BROWNELL
                                                          SENIOR VICE PRESIDENT
                                                          (603) 778-9700


        TYCO INTERNATIONAL TO ACQUIRE ADT LIMITED IN A STOCK TRANSACTION
                             VALUED AT $5.6 BILLION


                     $29 PER SHARE VALUE TO ADT SHAREHOLDERS

         EXETER, New Hampshire,  March 17, 1997 - Tyco International Ltd. (NYSE-
TYC), a diversified manufacturer of industrial and commercial products, announced today that the Company has entered into a definitive merger agreement pursuant to which Tyco will effectively acquire ADT Limited (NYSE-ADT), a leading installer and servicer of electronic security systems, in a stock for stock transaction valued at $5.6 billion.

         The form of the acquisition will be as follows: Tyco will merge with a subsidiary of ADT and the ADT parent company will be renamed Tyco International Ltd. Tyco shareholders will receive one share in the combined company for each Tyco share, and ADT shareholders, through a reverse split, will receive 0.48133 shares in the combined company for each ADT share. Based on Tyco's March 14, 1997 closing price of $60.25, the terms of the agreement would result in a value of $29 per share to ADT shareholders.

         At the closing of the transaction, Tyco shareholders will own approximately 64 percent of the outstanding shares of the combine company and ADT shareholders will own approximately 36 percent of the outstanding shares of the combined company. L. Dennis Kozlowski will remain the Chairman and Chief Executive Officer of Tyco International Ltd. After the completion of the transaction, Tyco is expected to have annual revenues in excess of $8.5 billion.

         Mr. Kozlowski stated, "Tyco's acquisition of ADT is a continuation of our strategy to expand our position in service businesses through internal growth and complementary acquisitions. We believe that the combined operations of ADT and Tyco's Fire and Safety Services group will greatly enhance our ability to serve our industrial and commercial customers, worldwide, with fire protection and electronic security products and services. Additionally, ADT's continued penetration of new markets with electronic security products and services provides Tyco with opportunities for growth in those markets. The combined company will provide excellent cost, marketing and service synergies, allowing for immediate positive benefits for the shareholders of both companies."

         Additionally, Mr. Kozlowski noted that this transaction meets all of Tyco's previously stated acquisition requirements: ADT is a leader in the markets it serves and complements Tyco's existing Fire and Safety Services operations; and during the first year, the transaction is expected to be accretive to Tyco's earnings per share and generate positive operating cash flows before transaction related charges.

         Michael A. Ashcroft, ADT's Chairman and Chief Executive Officer, commented, "ADT's commercial and industrial businesses are an excellent fit with Tyco's Fire and Safety Services group. This merger will enhance ADT's ability to continue its growth, not only in North America and the United Kingdom, but in all parts of the world utilizing Tyco's established infrastructure. This transaction represents the best opportunity for current ADT shareholders, particularly as they will have an ongoing stake in an outstanding company with superior performance."

         ADT has total revenues of $1.7 billion. Through its subsidiaries, ADT provides electronic security services to over 1.8 million industrial, commercial and residential customers and is the largest provider of electronic security services in North America and the United Kingdom. ADT's electronic security services businesses generate recurring revenues of $920 million, representing 65 percent of total electronic security revenues. In the industrial and commercial market, which represents over 60 percent of ADT's electronic security revenues, ADT provides a complete range of sophisticated electronic security solutions for every type of business and its customers include 390 of the Fortune 500 companies. ADT also provides residential electronic security services to over
1.1 million customers, approximately 85 percent of which are located in the United States. In addition, ADT, through its subsidiary ADT Automotive, is also the second largest provider of vehicle auction and redistribution services in the United States.

         The combination of ADT with Tyco's Fire and Safety Services group will provide the opportunity for expanded market coverage and combined marketing programs. Tyco presently operates in over 300 offices located in over 50 countries. ADT operates with 230 offices in 10 countries. This combination will improve the Company's position in the electronic security market and the enhanced efficiency of these offices will provide Tyco with numerous strategic and financial synergies.


         The transaction, which will be taxable to Tyco shareholders and accounted for as a pooling of interests, is contingent upon customary regulatory review and approval by the shareholders of both companies. The Boards of Directors of both companies have approved the transaction, which is expected to close by July 1, 1997.

         Upon completion of the transaction, the combined company's Board of Directors will include Mr. Kozlowksi, as Chairman, and Tyco's seven independent outside directors, as well as, Mr. Ashcroft and two independent outside directors from the present ADT board.

         Credit Suisse First Boston is acting as financial advisor to Tyco; Merrill Lynch is financial advisor to ADT.

         Tyco International is a worldwide manufacturer with strong leadership positions in disposable medical products, packaging materials, flow control products, electrical and electronic components and is the world's largest manufacturer and provider of fire and safety systems and services. The Company operates in more than 50 countries around the world and has revenues in excess of $6 billion.


                     (SEE ACCOMPANYING TRANSACTION SUMMARY)

                       Tyco International Ltd. (NYSE-TYC)
                          Announces the Acquisition of
                             ADT Limited (NYSE-ADT)

Transaction Value
  (based on March 14 closing price):  Approximately $5.6 billion

Exchange ratio:            0.48133 (subject to adjustments and walk-aways
                           under certain conditions)

Anticipated Closing:       July 1, 1997

Termination Fee:           $150 million

Conditions Include:        Customary regulatory review and approval by
                           shareholders of both companies.

Management:                L. Dennis Kozlowski - Chairman and CEO Mark H.
                           Swartz - CFO

Board: Current Tyco Board (8) plus Michael A. Ashcroft and two additional independent outside directors from the present ADT board.